Filed pursuant to rule 424(b)(3)

File number 333-110158

PROSPECTUS

$100,000,000

CYPRESS BIOSCIENCE, INC.

Common Stock

References in this prospectus to “we,” “us,” “our,” the “Company” and “Cypress” refer to Cypress Bioscience, Inc.

This prospectus and the accompanying prospectus supplement will allow us and one or more selling stockholders to sell common stock over time in one or more offerings up to a maximum aggregate initial offering price of $100,000,000, comprised of up to $88,000,000 that we may sell and up to $12,000,000 that the selling stockholders may sell. Each time we or any of the selling stockholders offer shares, we will provide you with a supplement to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on The Nasdaq SmallCap Market under the symbol “CYPB.” The closing sale price of our common stock, as reported on The Nasdaq SmallCap Market on January 9, 2004 was $14.50 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND AS UPDATED IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

The securities may be sold by us or the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive or any of the selling stockholders expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any of the common stock unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 16, 2004

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We and the selling stockholders have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of the common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we and one or more selling stockholders may sell common stock in one or more offerings up to a total dollar amount of $100,000,000, comprised of up to $88,000,000 that we may sell and up to $12,000,000 that the selling stockholders may sell. Each time we or any of the selling stockholders sell any common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying common stock in this offering.

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SUMMARY

Cypress Bioscience, Inc.

We are committed to being the innovator and commercial leader in providing products for the treatment of patients with Functional Somatic Syndromes and other related chronic pain and central nervous system disorders. Functional Somatic Syndromes refer to several related syndromes characterized more by symptoms, suffering and disability than by disease-specific abnormalities that are found on physical examination and include many overlapping pain and psychiatric conditions such as Fibromyalgia Syndrome, or FMS, irritable bowel syndrome, or IBS, non-cardiac chest pain, and interstitial cystitis. Our goal is to be the first to market a product approved in the United States for the treatment of FMS, the focus of our initial efforts in the area of Functional Somatic Syndromes. Our business strategy is based on combining novel technology and clinical development of well-characterized drugs that we believe offer strong potential to help patients with Functional Somatic Syndromes.

We in-licensed our first candidate for clinical development, milnacipran, from Pierre Fabre Medicament in August 2001. On January 9, 2004, we entered into an agreement with Forest Laboratories, Inc. for the development and marketing of milnacipran and in connection with the transaction, we also amended our License Agreement and Trademark Agreement with Pierre Fabre and entered into a Purchase and Supply Agreement with Pierre Fabre related to the purchase and supply of the active pharmaceutical ingredient in milnacipran. Our license agreement with Pierre Fabre provides us with an exclusive license to develop and sell products with the compound milnacipran for any indication in the United States and Canada. Under our agreement with Forest Laboratories, we sublicensed such exclusive license to Forest Laboratories for the United States, with an option to extend the territory to include Canada, and Forest Laboratories will be responsible for funding all continuing development of milnacipran. In October 2003, we commenced a Phase III clinical trial for milnacipran as a potential treatment for FMS and we will work together with Forest Laboratories to complete this clinical trial. Forest Laboratories will also be responsible for sales and marketing activities related to any product developed under the agreement, with Cypress having the option to co-promote up to twenty-five percent of the total physician details. The agreement between Cypress and Forest Laboratories provides for total upfront and milestone payments to Cypress that could be between $200 million and $250 million and potential royalty payments based on sales of any licensed product under the agreement. We have in the past evaluated various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives that we believe may enhance stockholder value. We expect to continue to do so in the future.

Our principal executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121, and our telephone number is (858) 452-2323. We maintain a worldwide website at www.cypressbio.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site. Our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the SEC are currently available free of charge to the general public through a link to the SEC’s website on our website at www.cypressbio.com. These reports are accessible through our website at a reasonably practicable time after being filed with the SEC.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We and the selling stockholders may sell the securities directly to or through underwriters, dealers or agents. We, the selling stockholders and our underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we or the selling stockholders do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us and the selling stockholders.

Common Stock.    We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

RISK FACTORS

Except for the historical information contained in this prospectus or the applicable prospectus supplement or incorporated by reference in this prospectus, this prospectus, the applicable prospectus supplement and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or in the applicable prospectus supplement or incorporated by reference.

Investment in our shares involves a high degree of risk. You should carefully consider the following discussion of risks and the risks described in any applicable prospectus supplement, together with all of the information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. The following risk factors relate to our business and qualify the statements made in this prospectus and the applicable prospectus supplement about our business. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business.

We are at an early stage of development and we do not have and may never develop any commercial drugs or other products that generate revenues.

We are at an early stage of development as a biotechnology company and do not have any commercial products. We have only one product candidate, milnacipran, and we have only recently initiated Phase III clinical trials for the treatment of FMS. In addition, we currently only have thirteen full-time employees. Milnacipran, or any our future product candidates we may acquire or develop, will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development and product acquisition efforts may not lead to commercial drugs, either because the product candidates fail to be safe and effective in clinical trials, or because we have inadequate financial or other resources to pursue clinical development of the product candidate. We do not expect to be able to market milnacipran for a number of years, if at all. If we are unable to develop milnacipran or any other commercial drugs, or if such development is delayed, we will be unable to generate revenues, may be unsuccessful in raising additional capital, and may cease our operations.

There are limited data regarding milnacipran as a treatment of FMS.

There are limited data supporting the use of milnacipran, our only product candidate, for the treatment of FMS. Although milnacipran is currently being sold by Pierre Fabre outside North America as an antidepressant, it has only been tested as a treatment for FMS in our Phase II trial. Our future clinical trials may reveal that milnacipran is not safe or that it is not a suitable product candidate for the treatment of FMS for efficacy reasons. If milnacipran does not prove to be a safe and effective treatment for FMS, our business would be materially harmed and our stock price would decline.

The FDA approval of milnacipran or any future product candidate is uncertain.

Milnacipran is in the early stages of development, we only recently commenced our Phase III clinical trials, and even if our Phase III clinical trial or any future clinical trials are successful, we may not receive required regulatory clearance from the FDA or any other regulatory body to commercially market and sell milnacipran, or the clearance may take longer than we anticipate. The regulatory clearance process typically takes many years and is extremely expensive and uncertain. If we fail to obtain regulatory clearance for milnacipran or future product candidates, we will be unable to market and sell any products and therefore may never be profitable.

As part of the regulatory clearance process, we must conduct, at our own expense, preclinical research and clinical trials for each product candidate to demonstrate its safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product, the disease or condition that the product is in development for and regulations applicable to any particular product. The regulatory process typically also includes a review of the manufacturing process to ensure compliance with applicable standards. The FDA can delay, limit or decline to grant approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	FDA officials may interpret data from preclinical testing and clinical trials in different ways than we interpret such data;

•	the FDA might not approve our manufacturing processes or facilities, or the processes or facilities of any future collaborators or contract manufacturers; and

•	the FDA may change its approval policies or adopt new regulations.

The FDA also may approve a product candidate for fewer indications than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if we receive FDA and other regulatory approvals, milnacipran or any of our other future product candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw those product candidates from the market. In addition, any marketed product and its manufacturer continue to be subject to strict regulation after approval. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market. The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons indicated above.

We are dependent upon Forest Laboratories for the development of milnacipran.

Pursuant to the terms of our collaboration agreement with Forest Laboratories, we granted Forest Laboratories an exclusive sublicense for the development and marketing of milnacipran. Forest Laboratories is responsible for funding the development of milnacipran, including clinical trials and regulatory approval. We have limited control over the amount and timing of resources that Forest Laboratories will dedicate to the development and marketing of milnacipran. Our ability to generate royalty payments from Forest Laboratories depends on Forest Laboratories’ ability to establish the safety and efficacy of milnacipran, obtain regulatory approvals and achieve market acceptance. Among other risks, our agreement with Forest Laboratories poses the following risks:

•	Forest Laboratories could delay the phase III or any other clinical trials, underfund such clinical trials, stop any clinical trials or abandon milnacipran, repeat or conduct new clinical trials or require a new formulation of milnacipran for clinical testing;

•	Forest Laboratories could independently develop products that compete with milnacipran;

•	Forest Laboratories could fail to devote enough resources to the marketing and distribution of any product developed under our collaboration agreement; and

•	Disputes may arise delaying or terminating the research and development of milnacipran, or result in significant litigation or arbitration.

Furthermore, Forest Laboratories may terminate our collaboration agreement upon our material breach or our bankruptcy and may also terminate our agreement upon 120 days notice in the event Forest Laboratories reasonably determines that the development program indicates issues of safety or efficacy that are likely to prevent or significantly delay the filing or approval of a new drug application or to result in labeling or indications which would significantly adversely affect the marketing of any product developed under the agreement. In the event Forest Laboratories were to terminate our collaboration agreement, it would be difficult to find another collaborator and if we elected to pursue further development of milnacipran, we would experience increased capital requirements.

We rely on third parties to conduct all of our clinical trials.

We currently have only thirteen full-time employees. We have in the past and expect to continue to rely on third parties to conduct all of our clinical trials. We are using the services of Scirex, a contract research organization, to conduct our Phase III clinical trials with respect to milnacipran. Because we do not conduct our own clinical trials, we must rely on the efforts of others and cannot always predict accurately the timing of such trials, the costs associated with such trials or the procedures that are followed for such trials. We do not anticipate significantly increasing our personnel in the foreseeable future and therefore, expect to continue to rely on third parties to conduct all of our future clinical trials.

We rely on Pierre Fabre as our exclusive supplier of milnacipran.

Pursuant to our agreement with Pierre Fabre, if any product is commercialized under the agreement, Pierre Fabre will have the exclusive right to manufacture the active ingredient used in the commercial product, and we will pay Pierre Fabre a transfer price for each product manufactured and royalties based on net sales. We cannot assure you that Pierre Fabre will be able to supply the quantities of the active ingredient of milnacipran that we request. If Pierre Fabre fails or is unable to provide the quantities that we request, we could experience a material adverse effect on our business, financial condition and results of operations.

We rely on our employees and consultants for their scientific and technical expertise in connection with our business operations.

We rely significantly on the scientific and technical expertise of our employees and consultants to conduct our business. If any of our relationships with our employees or consultants are terminated, we may lose access to scientific knowledge and expertise necessary for the research, development and commercialization of milnacipran. We do not anticipate significantly increasing our personnel in the foreseeable future and therefore, we expect to continue to rely on consultants and our current employees for scientific and technical knowledge and expertise essential to our business.

We have an employment agreement with our chief executive officer and consulting agreements with various of our scientific advisors. Our agreement with our chief executive officer provides for “at will” employment, which means that he may terminate his services to us at any time. In addition, our scientific advisors may terminate their services to us at any time.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize our products.

Even though Forest Laboratories has the right to market any product that is developed under our collaboration agreement with Forest, our ability to co-promote any product developed under the agreement is subject to our building our own marketing and sales capabilities, and we currently have virtually no ability to directly sell, market or distribute any product. In addition, in the event our agreement with Forest Laboratories is terminated or with respect to any other product we may develop, we would have to obtain the assistance of a pharmaceutical company or other entity with a large distribution system and a large direct sales force or build a substantial marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to enter into such arrangements with third parties in a timely manner or on acceptable terms or establish sales, marketing and distribution capabilities of our own. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

We have a history of operating losses and we may never be profitable.

We have incurred substantial losses during our history. For the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, we incurred net losses of $14.5 million, $1.0 million,

$7.2 million and $8.5 million, respectively. As of September 30, 2003, we had an accumulated deficit of approximately $119.1 million. Our ability to become profitable will depend upon our ability to develop, market and commercialize milnacipran with sufficient sales volumes to achieve profitability, and our ability to develop, market and commercialize any other products. We currently do not have any agreements under which we expect to recognize any revenue in the foreseeable future. Additionally, we do not expect to be profitable in the foreseeable future and may never achieve profitability.

We may engage in strategic transactions that fail to enhance stockholder value.

From time to time, we consider possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives with the goal of maximizing stockholder value. We will continue to evaluate potential strategic transactions and alternatives that we believe may enhance stockholder value. We may never complete a strategic transaction(s) (other than our recent transaction with Forest Laboratories) and in the event that we do complete a strategic transaction(s), it may not be consummated on terms favorable to us. Further, such transactions may impair stockholder value or otherwise adversely affect our business and the trading price of our stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

We need additional capital.

Although Forest Laboratories has assumed responsibility for the development of milnacipran, we will incur certain non-reimbursable expenses in connection with such development. In addition, we will incur expenses in connection with the evaluation of potential strategic transactions and additional expenses in the event we close any such transactions. We do not have any committed external sources of funding and we need to raise additional capital through the sale of equity. The amount of capital we will require will depend upon many factors, including but not limited to, the development strategy for milnacipran and the evaluation and potential closing of any strategic transactions. If we are unable to raise capital when we need it, we may have to scale back or delay our development efforts related to milnacipran or discontinue the evaluation or completion of any proposed strategic transaction(s).

Our competitors may develop and market products that are less expensive, more effective or safer, which may diminish or eliminate the commercial success of any products we may commercialize.

The biotechnology market is highly competitive. Large pharmaceutical and biotechnology companies have developed or are attempting to develop products that will compete with any products we may develop to target Functional Somatic Syndromes, such as FMS. In particular, Pfizer, Inc. has publicly disclosed that it has conducted a Phase II clinical trial evaluating the efficacy and safety of its compound, pregabalin, as a treatment for FMS. In addition, Eli Lilly, Inc. has publicly disclosed that it has conducted a Phase II clinical trial evaluating the efficacy and safety of its compound, duloxetine, as a treatment for FMS. It is possible that our competitors will develop and market products that are less expensive and more effective than our future products or that will render our products obsolete. We are aware that other companies are attempting to develop products to treat FMS, and one or more of our competitors may commercialize and market a product for the treatment of FMS before we do. We also expect that, in the treatment of Functional Somatic Syndromes, competition from other biopharmaceutical companies, pharmaceutical companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial resources, technical expertise, research capabilities and other resources than we do. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

Our ability to compete may decrease or be eliminated if we are not able to protect our proprietary technology.

The composition of matter patent for milnacipran (U.S. Patent 4,478,836) expired in June 2002. The patent for the method of synthesis of milnacipran (U.S. Patent 5,034,541) assigned to Pierre Fabre and licensed to us expires December 27, 2009. We have filed two U.S. patents claiming the use of milnacipran to treat chronic fatigue syndrome and FMS. These patents (U.S. Patent No. 6,635,675 and U.S. Patent No. 6,602,911 respectively) have issued and will both expire November 5, 2021. We have filed patent applications in the United States for various other methods of treatment and formulations. These applications, and corresponding foreign patent applications, are pending. We may also be able to rely on the Hatch-Waxman Act for a period of exclusivity during which generic manufacturers will not be able to manufacture milnacipran.

Our ability to compete may decrease or be eliminated if we are not able to protect our proprietary technology. Recent amendments to the Hatch-Waxman Act have been proposed that would narrow the scope of the Act and permit generic drugs to compete with our drug. The patent positions of pharmaceutical companies are uncertain and may involve complex legal and factual questions. We may incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against us could result in significant expense to us, including diversion of the resources of management.

Others have filed patent applications or have been issued patents on similar technology or compounds and may obtain additional patents and other proprietary rights competing with our ability to market milnacipran for the treatment of chronic fatigue syndrome or FMS. We cannot predict the breadth of claims that will be allowed and issued in patent applications. Once patents have issued, we cannot predict how the claims will be construed or enforced. We may infringe on intellectual property rights of others without being aware of the infringement. If another party claims we are infringing their technology, we could have to defend an expensive and time consuming lawsuit, pay a large sum if we are found to be infringing, or be prohibited from selling or licensing our products unless we obtain a license or redesign our product, which may not be possible.

We also rely on trade secrets and proprietary know-how to develop and maintain our competitive position. Some of our current or former employees, consultants or scientific advisors, or current or prospective corporate collaborators, may unintentionally or willfully disclose our confidential information to competitors or use our proprietary technology for their own benefit. Furthermore, enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop similar knowledge, methods and know-how or gain access to our proprietary information through some other means.

We may be subject to product liability claims that could cause us to incur liabilities beyond our insurance coverage.

We plan to continue conducting clinical trials on humans using milnacipran, and the use of milnacipran may result in adverse effects. We cannot predict all possible harm or side effects that may result from the treatment of patients with milnacipran or any of our future products, and the amount of insurance coverage we currently hold may not be adequate to protect us from any liabilities. We currently maintain $10,000,000 in insurance for product liability claims. We may not have sufficient resources to pay any liability resulting from such a claim beyond our insurance coverage.

We may lose our net operating loss carryforwards, which could prevent us from offsetting future taxable income.

Sales of our common stock in September 1991, October 1997, March 2002 and April 2003 caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow us to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based upon the limitations of Section 382, we may be allowed to use no more than a prescribed amount of such losses each year to reduce taxable income, if any. To the extent not used by us, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. Approximately $4.9 million in federal net operating losses expired in 2002 and will continue to expire in 2003. Our California tax loss carryforwards will begin to expire in 2004. As a result of the sale of common stock, ownership changes occurred in 1991, 1997, 2002 and 2003, and the use of net operating loss carryforwards will be limited to a prescribed amount in each successive year.

Our stock price will likely be volatile.

The market prices of technology companies, particularly biotechnology companies, have been highly volatile. For the years ended December 31, 2003, 2002 and 2001, the high and low closing sales prices for our common stock were $15.19 and $2.20, $4.26 and $1.00, and $8.00 and $0.77, respectively. Our stock price has been and may continue to be affected by this type of market volatility, as well as by our own performance. The following factors, among other risk factors, may have a significant effect on the market price of our common stock:

•	the results of clinical trials for milnacipran

•	developments in our relationship with Pierre Fabre

•	our entering into, or failing to enter into, agreements with any future corporate collaborators

•	our available cash

•	announcements of technological innovations or new products by us or our competitors

•	developments in patent or other proprietary rights

•	fluctuations in our operating results

•	litigation initiated by or against us

•	developments in domestic and international governmental policy or regulation

•	economic and other external factors or other disaster or crisis

The concentration of ownership among our existing officers, directors and principal stockholders may result in the entrenchment of management, prevent other stockholders from influencing significant corporate decisions and depress our stock price.

As of October 30, 2003, our executive officers, directors and stockholders who hold at least 5% of our stock beneficially owned and controlled approximately 40% of our outstanding common stock. If these officers, directors and principal stockholders act together, they will be able to effect an entrenchment of management and to influence significantly and possibly control matters requiring approval by our stockholders, including a financing in which we sell more than 20% of our voting stock at a discount to the market price, the removal of our directors, the election of the members of our board of directors, approvals of amendments to our certificate of incorporation or bylaws, mergers, a sale of all or substantially all of our assets, going private transactions and other fundamental transactions. This concentration of ownership could also depress our stock price.

Risks Relating to the Offered Common Stock

The projections contained in this prospectus or any applicable prospectus supplement, and the registration statement of which this prospectus or any applicable prospectus supplement may be a part, are based on assumptions that may not materialize.

The projections of our business included in this prospectus or any applicable prospectus supplement are based on assumptions which we believe are reasonable as of the date of such prospectus or prospectus supplement. No assurance can be given, however, regarding the attainability of the projections or the reliability of the assumptions on which they are based. Certain of the assumptions used may not materialize and unanticipated events may occur. Therefore, our actual results of operations may vary from the projections contained within this prospectus or any applicable prospectus supplement, and such variations may be material.

Management will have broad discretion as to the use of the proceeds from any offering by us under this prospectus and the applicable prospectus supplement, and we may not use the proceeds effectively.

We have not designated for any particular purpose the amount of net proceeds we may receive from any offering we make under this prospectus and the applicable prospectus supplement. Accordingly, our management will have broad discretion as to the application of those net proceeds and could use them for purposes other than those contemplated at the time of the offering. Our stockholders may not agree with the manner in which our management proposes to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference, and the applicable prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from our sale of common stock offered by us hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from our sale of common stock under this prospectus for clinical trials, research and development and general and administrative expenses. We may also use a portion of those net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. We will not receive any of the proceeds from the sale of our common stock under this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

Holders of our common stock may, from time to time, offer shares of our common stock under this prospectus and any applicable prospectus supplement with a maximum aggregate offering price of up to $12,000,000. We will identify these selling stockholders and describe any position, office or other material relationship that each of the selling stockholders has with us or has had with us within the prior three years, and we will provide information regarding the amount of common stock offered by each selling stockholder and the amount of securities held by each selling stockholder prior to, and after completion of, the offering of the shares by the selling stockholder, in each case by means of a post-effective amendment to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the common stock covered by this prospectus:

•	to or through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We and the selling stockholders may distribute the common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the common stock in the applicable prospectus supplement.

We and the selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling stockholders or the purchasers of the common stock offered hereunder (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us or the selling stockholders, as applicable. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We and the selling stockholders may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

We and the selling stockholders may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business.

In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.

The underwriters in an offering of the common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us or the selling stockholders. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us or the selling stockholders, as applicable. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities being offered by us hereby will be passed upon by Cooley Godward LLP, San Diego, California. The validity of the securities being offered by the selling stockholders hereby will be passed upon by Cooley Godward LLP, San Diego, California, or by other appropriate counsel.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on November 4, 1996 (File No. 000-12943);

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, as filed with the SEC on July 17, 2003 (File No. 000-12943);

•	Our Quarterly Report on Form 10-Q/A for the three months ended March 31, 2003, as filed with the SEC on July 17, 2003 (File No. 000-12943);

•	Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2003, as filed with the SEC on August 14, 2003 (File No. 000-12943);

•	Our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2003, as filed with the SEC on November 12, 2003 (File No. 000-12943); and

•	Our Current Reports on Form 8-K which were filed on March 28, 2003 (File No. 000-12943), April 7, 2003 (File No. 000-12943), May 15, 2003 (File No. 000-12943), August 14, 2003 (File No. 000-12943), October 2, 2003 (File No. 000-12943) and January 12, 2004 (File No. 000-12943).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Cypress Bioscience, Inc.

4350 Executive Drive, Suite 325

San Diego, CA 92121

(858) 452-2323

Attention:  Investor Relations

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective date of filing such documents.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common stock described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.